Exhibit 99.1

FOR IMMEDIATE RELEASE

Nevada Power Files Integrated Resource Plan Emphasizing

Long-Term Portfolio Diversity for Nevada

Seeks PUCN Approval for Major Coal, Renewables Initiatives

Las Vegas, Nevada — June 30, 2006 — Nevada Power Company, a wholly-owned subsidiary of Sierra Pacific Resources (NYSE:SRP), announced today that it has filed with the Public Utilities Commission of Nevada (PUCN) its Integrated Resource Plan for years 2007-2026. In the filing, the company outlined plans designed to meet the needs of Nevada’s rapidly growing customer base while diversifying its power portfolio.

The key components of the Integrated Resource Plan are the initial 1,500-megawatt phase of the proposed clean-coal-powered Ely Energy Center in eastern Nevada’s White Pine County, and an accompanying 250-mile transmission link between the southern and northern portions of the state. The initial phase of this project is expected to be approximately $3.7 billion.

The broad-ranging resource plan also includes the company’s continuing commitment to additional renewable resources, the addition of generation facilities to be used during peak demand periods, and expanded demand management programs designed to reduce energy consumption.

“We are seeking approval of a plan that includes projects we consider critical in diversifying our energy portfolio to better meet our customers’ needs,” said Roberto Denis, senior vice president, energy supply, for Sierra Pacific Resources. “A primary goal is to make our state more self-sufficient in generating its own electricity and less dependent on out-of-state sources. By including the latest clean-coal technologies and renewable energy in this plan, Nevada Power will mitigate the increasingly volatile price of natural gas-fired generation. Of course, natural gas will remain an integral part of the energy picture in our state and throughout the west, but we believe diversification is in the interests of everyone.”

If approved by the commission, the Ely Energy Center’s first 750-megawatt unit could be in service by late 2011 with the second unit commencing in 2013. The transmission line, expected to be in operations by 2011, will serve both of Sierra Pacific Resources’ utilities. This would be the first time Nevada Power’s southern Nevada electrical system is tied to the northern Nevada system of its sister utility, Sierra Pacific Power Company. Ultimately, plans call for the Ely center to become a 2,500-megawatt facility.

The proposed transmission line includes capacity for power generated from renewable resources. It would provide access to wind power projects proposed for the state’s eastern mountains and also could accommodate solar power generated in the south and the plentiful geothermal power already being produced in the north.

Nevada Power has filed an Integrated Resource Plan every three years since the Nevada Legislature in 1983 granted the PUCN authority over the utility’s long-term planning process. The plan is based on customer load projections, and includes plans to reduce energy consumption and build or buy new generation, fuel and transmission in order to meet the projected demand.

Nevada Power is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas, including Nellis Air Force Base and the Department of Energy’s Nevada Test Site in Nye County. The company provides electricity to approximately 786,000 residential and business customers.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

This press release may contain forward-looking statements regarding the future performance of the Company within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk related to the construction of additional generation facilities and the Ely Energy Center, the Company’s ability to access the capital markets to finance the construction on favorable terms, and obtaining required regulatory approvals for financing the construction. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, both filed with the Securities and Exchange Commission. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Media Contact:

Sonya Headen

(702) 367-5222

Analyst Contact:

Britta Carlson

(702) 367-5624